Exhibit 99.1

NEWS RELEASE

Enbridge Appoints Stephen S. Poloz to its Board

CALGARY, Alberta, June 4, 2020 – Enbridge Inc. (TSX:ENB) (NYSE:ENB) is pleased to announce that its Board of Directors has appointed Stephen S. Poloz as a Director of Enbridge.

Mr. Poloz was Governor of the Bank of Canada from 2013 until the conclusion of his tenure on June 2, 2020. As Governor, he was also Chairman of the Board of Directors of the Bank of Canada and a member of the Board of Directors of the Bank for International Settlements. Mr. Poloz was President & CEO of Export Development Canada from 2011 to 2013.

"On behalf of the Board of Directors of Enbridge, we are very pleased to welcome Stephen to the Enbridge Board. He has extensive business and financial experience, as well as expertise in global economics and public policy. He will be an excellent addition to our Board and we look forward to his contributions” stated Greg Ebel, Chair of the Board of Directors.

About Enbridge Inc.

Enbridge Inc. is a leading North American energy infrastructure company. We safely and reliably deliver the energy people need and want to fuel quality of life. Our core businesses include Liquids Pipelines, which transports approximately 25 percent of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20 percent of the natural gas consumed in the U.S.; Gas Distribution and Storage, which serves approximately 3.8 million retail customers in Ontario and Quebec; and Renewable Power Generation, which generates approximately 1,750 MW of net renewable power in North America and Europe. The Company's common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

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Jesse Semko
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Jonathan Morgan
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